EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL BDC, INC.

Name	Jurisdiction
Golub Capital BDC 2010-1 Holdings LLC	Delaware
Golub Capital BDC 2010-1 LLC	Delaware
Golub Capital BDC CLO 2014 LLC	Delaware
GC SBIC IV-GP, Inc.	Delaware
GC SBIC IV-GP, LLC	Delaware
GC SBIC IV, L.P.	Delaware
Golub Capital BDC Funding LLC	Delaware
Golub Capital BDC Holdings LLC	Delaware
GC SBIC V-GP, LLC	Delaware
GC SBIC V, L.P.	Delaware
GC SBIC VI-GP, LLC	Delaware
GC SBIC VI, L.P.	Delaware
GC SBIC IV-GP Inc.	Delaware